Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2019 RESULTS

BOSTON, MA (2/19/20) — The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2019 net revenue of $301.3 million, an increase of $76.1 million or 33.8% from the fourth quarter of 2018, mainly due to an increase in shipments of 31.7%. Net income for the fourth quarter was $13.8 million, or $1.12 per diluted share, a decrease of $8.0 million or $0.74 per diluted share from the fourth quarter of 2018. This decrease was primarily due to increases in advertising, promotional and selling expenses and lower gross margins that were only partially offset by the increased revenue.

Earnings per diluted share for the 52-week period ended December 28, 2019 were $9.16, an increase of $1.34, or 17.1%, from the comparable 52-week period in 2018. Net revenue for the 52-week period ended December 28, 2019 was $1.25 billion, an increase of $254.2 million, or 25.5%, from the comparable 52-week period in 2018.

The Company completed the previously reported Dogfish Head Brewery transaction and began consolidating the Dogfish Head financial results on July 3, 2019. In the fourth quarter ended December 28, 2019, the Company incurred non-recurring Dogfish Head transaction-related expenses of $2.1 million. In the 52-week period ended December 28, 2019, non-recurring Dogfish Head transaction-related expenses of $10.0 million were partially offset by Dogfish Head operating income of $6.9 million. Excluding this $3.1 million net unfavorable impact, the Company’s operating income for the 52-week period ended December 28, 2019 was $148.0 million, an increase of $32.1 million or 27.7% from the comparable 52-week period in 2018.

In the fourth quarter and the 52-week period ended December 28, 2019, the earnings per diluted share impact from Dogfish Head’s operating results net of the dilutive impact of the transaction-related share issuance was more than offset by the non-recurring transaction-related expenses, resulting in a combined unfavorable impact of $0.18 per diluted share and $0.40 per diluted share, respectively. Going forward for 2020, the Company will report Dogfish Head’s impact on 2020 shipments and depletion volume growth rates but does not plan to report the earnings per diluted share impact of Dogfish Head as it has been fully integrated into the Company’s operations beginning in early 2020.

In the fourth quarter and the 52-week period ended December 28, 2019, the Company recorded a tax benefit of $0.06 per diluted share and $0.39 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Reported depletions increased 25% and 22% from the 13 and 52-week comparable periods in the prior year.

•	Excluding the addition of the Dogfish Head brands, depletions increased 19% and 19%, from the 13 and 52-week comparable periods in the prior year, respectively.

•	Reported shipments increased 31.7% and 23.8% from the 13 and 52-week comparable periods in the prior year.

•	Excluding the addition of the Dogfish Head brands beginning July 3, 2019, shipments increased 25.6% and 20.8%, from the 13 and 52-week comparable periods in the prior year, respectively.

•

Gross margin was 47.4% for the fourth quarter, a decrease from 51.9% in the comparable 13-week period in 2018, and 49.1% for the 52-week period ending December 28, 2019, a decrease from 51.4% in the comparable 52-week period in 2018.

•

Advertising, promotional and selling expenses increased by $30.2 million, or 47.9%, in the fourth quarter over the comparable period in 2018 and increased $50.8 million, or 16.7%, over the comparable 52-week period in 2018.

•	Full-year 2020 depletions and shipment growth is estimated between 15% and 25%.

•	Excluding the addition of the Dogfish Head brands, 2020 depletions and shipment growth is estimated between 11% and 21%.

•	Based on current spending and investment plans, full-year 2020 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $10.70 and $11.70.

Jim Koch, Chairman and Founder of the Company, commented, “We are happy to report 25% fourth quarter depletions growth, of which 19% is from Boston Beer legacy brands and 6% is from the addition of Dogfish Head brands. We are making good progress on the Dogfish Head integration and have merged our sales forces and our business processes and systems. We have learned a lot from each other, as we have merged our teams, culture, values and innovation capability. Collectively, we are thankful to our outstanding coworkers for their focus and diligence and our distributors, retailers and drinkers, all of whom helped the Company to achieve double digit volume growth for the seventh consecutive quarter. We believe that our depletions growth is attributable to our key innovations, the quality of our products and our strong brands, as well as sales execution and support from our distributors. We see significant distribution and volume growth opportunities in 2020 for our Dogfish Head brands as our Truly, Twisted Tea and Dogfish Head brands remain our top priorities for 2020. At the same time, we are working hard to further develop our brand support and messaging for our Samuel Adams brand to position it for long-term sustainable growth, in the face of a difficult competitive environment. We are excited about the response to the reformulation of our Samuel

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Adams Cold Snap seasonal, our new Samuel Adams ‘Toast Someone’ campaign, and the Samuel Adams Tap Room that opened in downtown Boston in January. We are confident in our ability to innovate and build strong brands that complement our current portfolio and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO, stated, “Our depletions growth in the fourth quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands, partly offset by decreases in our Samuel Adams and Angry Orchard brands. Truly continues to generate triple-digit volume growth and we are continuing to expand package and draft distribution across all channels. During the fourth quarter, we launched new formulations for all of our Truly flavors, which have been very well received by drinkers. Before we rolled out the new flavors, we conducted consumer tests to ensure that we had the best-tasting hard seltzer on the market. In fact, since the reformulations hit the market in November, both our volume and velocity trends have increased significantly. We continue to launch additional flavors, and recently launched Truly Hard Seltzer Lemonade. To date, the response from our distributors, retailers and drinkers on the new formulations and Truly Hard Seltzer Lemonade has been very positive, but it’s too early to draw conclusions on the long-term impact. We believe the new, improved formulations and the Truly Lemonade launch, combined with our previously announced NHL partnership and our significantly increased advertising spend, will help further bolster our position as a leader in hard seltzer as more competitors enter the category. In 2020, we will continue to build a compelling and differentiated Truly brand and evolve our brand communications campaign accordingly. Our Twisted Tea brand continues to generate consistent double-digit volume growth, even as new entrants have been introduced and competition has increased. Angry Orchard’s volume has declined against the 2018 national roll out of Angry Orchard Rosé, but Angry Orchard continues to maintain more than a 55% market share in hard cider. The cider category continues to be challenged and we are working to return Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives.”

Mr. Burwick went on to say, “During the fourth quarter, as we increased our brand spend, we also made investments in our supply chain to ensure that we are prepared for increased competitive activity in the hard seltzer category. We have invested to increase our can and automated variety pack capacity, but these capacity increases keep on getting eclipsed by our depletions growth, resulting in higher than expected usage of third-party breweries. We will continue to take advantage of the fast-growing hard seltzer category and deliver against the increased demand through this combination of internal capacity increases and higher usage of third-party breweries. Meeting these higher volumes while installing new capacity has a negative impact on our gross margins. To address this, we’ve started a comprehensive program to transform our supply chain with the goal of making our integrated supply chain more efficient, reduce costs, increase our flexibility to better react to mix changes, and allow us to scale up more efficiently. We expect this program to run for two to three years and begin showing margin improvement by the first half of 2021, but our gross margins and gross margin expectations will continue to be impacted negatively until the volume growth stabilizes. For 2020, we are targeting 15% to

25% volume growth and a significant increase in our operating income. We expect first quarter shipments growth to be significantly higher than depletions as we continue to manage our supply chain and capacity to ensure that our distributor inventory levels adequately support drinker demand for our brands during the peak summer months. Our priorities continue to be to drive Truly, Twisted Tea and Dogfish Head brand growth and work to return Samuel Adams and Angry Orchard toward long-term sustainable growth. We also will continue to focus on cost savings and efficiency projects to fund the investments required to grow our brands, to build our organization’s ability to deliver against our goals, and to improve our profitability. While we are in a very competitive business, we are optimistic for continued growth of our current brand portfolio and innovations and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

4th Quarter 2019 Summary of Results

Depletions increased 25% from the comparable 13-week period in 2018.

Shipment volume was approximately 1.26 million barrels, a 31.7% increase from the comparable 13-week period in 2018.

Shipments for the quarter increased at a higher rate than depletions and resulted in higher distributor inventory as of December 28, 2019, when compared to December 29, 2018. The Company believes distributor inventory as of December 28, 2019 averaged approximately 4 weeks on hand and was at an appropriate level, based on supply chain capacity constraints and inventory requirements to support the forecasted growth.

Gross margin at 47.4% represented a decrease from the 51.9% margin realized in the fourth quarter of 2018, primarily as a result of higher processing costs due to increased production at third-party breweries and higher temporary labor requirements at Company-owned breweries, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased by $30.2 million from the comparable 13-week period in 2018, primarily due to increased investments in media, production and local marketing, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, higher salaries and benefits costs and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $6.3 million from the comparable 13-week period in 2018, primarily due to non-recurring Dogfish Head Transaction-related expenses of $2.1 million, increases in salaries and benefits costs and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019.

The Company’s effective tax rate for the 13-week period ended December 28, 2019 decreased to 21.4% from 24.7% in the comparable 13-week period in 2018.

Full Year 2019 Summary of Results

Depletions increased 22% from the comparable 52-week period in 2018, reflecting increases in the Company’s Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands that were partially offset by decreases in its Samuel Adams and Angry Orchard brands.

Shipment volume was approximately 5.3 million barrels, a 23.8% increase from the comparable 52-week period in 2018.

Gross margin at 49.1% decreased from the 51.4% margin realized in the comparable 52-week period in 2018, primarily as a result of higher processing costs due to increased production at third-party breweries and higher temporary labor requirements at Company-owned breweries, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $50.8 million from the comparable 52-week period in 2018, primarily due to increased investments in media, production and local marketing, higher salaries and benefits costs, increased freight to distributors due to higher volumes and the addition of Dogfish Head brand related expenses beginning July 3, 2019.

General and administrative expenses increased by $21.9 million from the comparable 52-week period in 2018, primarily due to non-recurring Dogfish Head Transaction-related expenses of $7.8 million, increases in salaries and benefits costs, and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019.

The Company’s effective tax rate for the 52-week period ended December 28, 2019 increased to 23.8% from 20.3% in the comparable 52-week period in 2018. This increase was primarily due to the favorable impact in 2018 of certain tax accounting method changes.

The Company expects that its December 28, 2019 cash balance of $36.7 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements. The Company currently has no amounts outstanding on its line of credit.

During the 52-week period ended December 28, 2019 and the period from December 29, 2019 through February 14, 2020, the Company did not repurchase any shares of its Class A Common Stock. As of February 14, 2020, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 6-week period ended February 8, 2020 are estimated by the Company to have increased approximately 34% from the comparable weeks in 2019. Excluding the Dogfish Head impact, depletions increased 28%.

2020 Outlook

The Company currently projects full year 2020 Non-GAAP earnings per diluted share of between $10.70 and $11.70. This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2020 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2020 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase of between 15% and 25%.

•	National price increases of between 1% and 3%.

•	Gross margin of between 49% and 51%.

•

Increased investment in advertising, promotional and selling expenses of between $80 million and $90 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $135 million and $155 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Wild Leaf Hard Tea and Tura Alcoholic Kombucha as well as other craft beer brands such as Angel City Brewery, Coney Island Brewing, and Concrete Beach Brewery. On July 3, 2019, the Company completed its previously reported Dogfish Head Brewery transaction. Dogfish Head has a proud history as a craft beer pioneer with a brand that is beloved by American consumers and highly respected by the industry. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2019 and December 29, 2018. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 19, 2020

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	(unaudited)
	December 28,	December 29,	December 28,	December 29,
	2019 (13 weeks)	2018 (13 weeks)	2019 (52 weeks)	2018 (52 weeks)
Barrels sold	1,262	958	5,307	4,286

Revenue	$320,215	$239,238	$1,329,108	$1,057,495
Less excise taxes	18,915	14,016	79,284	61,846

Net revenue	301,300	225,222	1,249,824	995,649
Cost of goods sold	158,511	108,273	635,658	483,406

Gross profit	142,789	116,949	614,166	512,243
Operating expenses:
Advertising, promotional and selling expenses	93,241	63,057	355,613	304,853
General and administrative expenses	31,178	24,906	112,730	90,857
Impairment of assets	668	135	911	652

Total operating expenses	125,087	88,098	469,254	396,362

Operating income	17,702	28,851	144,912	115,881
Other income (expense), net:
Interest income	175	471	647	1,292
Other expense, net	(371)	(348)	(1,189)	(887)

Total other income (expense), net	(196)	123	(542)	405

Income before income tax provision (benefit)	17,506	28,974	144,370	116,286
Income tax provision (benefit)	3,744	7,163	34,329	23,623

Net income	$13,762	$21,811	$110,041	$92,663

Net income per common share - basic	$1.13	$1.88	$9.26	$7.90

Net income per common share - diluted	$1.12	$1.86	$9.16	$7.82

Weighted-average number of common shares - Class A basic	9,242	8,542	8,908	8,620

Weighted-average number of common shares - Class B basic	2,794	2,954	2,873	3,002

Weighted-average number of common shares - diluted	12,170	11,618	11,908	11,734

Net income	$13,762	$21,811	$110,041	$92,663

Other comprehensive income (loss), net of tax:
Currency translation adjustment	4	38	47	25
Defined benefit plans liability adjustment	(519)	277	(519)	277
Impact of ASU 2018-02	—	—	—	(211)

Total other comprehensive income (loss), net of tax:	(515)	315	(472)	91

Comprehensive income	$13,247	$22,126	$109,569	$92,754

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 28,	December 29,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$36,670	$108,399
Accounts receivable	54,404	34,073
Inventories	106,038	70,249
Prepaid expenses and other current assets	12,077	13,136
Income tax receivable	9,459	5,714

Total current assets	218,648	231,571

Property, plant and equipment, net	541,068	389,789
Operating right-of-use assets	53,758	—
Goodwill	112,529	3,683
Intangible assets	104,272	2,099
Other assets	23,782	12,709

Total assets	$1,054,057	$639,851

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$76,374	$47,102
Accrued expenses and other current liabilities	99,107	73,412
Current operating lease liabilities	5,168	—

Total current liabilities	180,649	120,514

Deferred income taxes	75,010	49,169
Non-current operating lease liabilities	53,940	—
Other liabilities	8,822	9,851

Total liabilities	318,421	179,534
Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,370,526 and 8,580,593 shares issued and outstanding as of December 28, 2019 and December 29, 2018, respectively	94	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,672,983 and 2,917,983 shares issued and outstanding as of December 28, 2019 and December 29, 2018, respectively	27	29
Additional paid-in capital	571,784	405,711
Accumulated other comprehensive loss, net of tax	(1,669)	(1,197)
Retained earnings	165,400	55,688

Total stockholders’ equity	735,636	460,317

Total liabilities and stockholders’ equity	$1,054,057	$639,851

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	December 28,	December 29,
	2019	2018
Cash flows provided by operating activities:
Net income	$110,041	$92,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,271	51,968
Impairment of assets	911	652
Loss on disposal of property, plant and equipment	871	64
Change in ROU assets	4,207	—
Bad debt expense	45	2
Stock-based compensation expense	12,337	10,035
Deferred income taxes	7,404	14,350
Changes in operating assets and liabilities:
Accounts receivable	(12,260)	(1,636)
Inventories	(24,932)	(21,312)
Prepaid expenses, income tax receivable and other assets	(13,862)	(552)
Accounts payable	21,417	6,352
Accrued expenses and other current liabilities	18,618	10,130
Change in operating lease liability	(3,277)	—
Other liabilities	451	731

Net cash provided by operating activities	178,242	163,447

Cash flows used in investing activities:
Purchases of property, plant and equipment	(93,233)	(55,460)
Proceeds from sale of property, plant and equipment	165	27
Cash paid for acquisition of intangible assets	—	(50)
Investment in Dogfish Head, net of cash acquired	(165,517)	—
Other investing activities	(244)	139

Net cash used in investing activities	(258,829)	(55,344)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	—	(88,312)
Proceeds from exercise of stock options	8,063	22,143
Payment of taxes related to exercise of stock options		—
Net cash paid on note payable and finance leases	(378)	(78)
Cash borrowed on line of credit	97,000	—
Cash paid on line of credit	(97,000)	—
Net proceeds from sale of investment shares	1,173	906

Net cash provided by (used in) financing activities	8,858	(65,341)

Change in cash and cash equivalents	(71,729)	42,762

Cash and cash equivalents at beginning of year	108,399	65,637

Cash and cash equivalents at end of period	$36,670	$108,399

Supplemental disclosure of cash flow information:
Non cash consideration issued in Dogfish Head Transaction	$144,743	$—

Income taxes paid	$30,760	$11,353

Income taxes refunded	$18	$5,000

Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$4,696	$—

Operating cash flows from finance leases	$56	$—

Financing cash flows from finance leases	$313	$—

Right-of-use assets obtained in exchange for operating lease obligations	$57,966	$—

Right-of-use assets obtained in exchange for finance lease obligations	$2,837	$—

Interest paid on revolving credit facility	$451	$—

Increase (decrease) in accounts payable for purchase of property, plant and equipment	$3,994	$2,609

Increase in accrued expenses for purchase of property, plant and equipment	$2,638	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com